                                                                    EXHIBIT 11.1

                         NEWBRIDGE NETWORKS CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

             (Accounting principles generally accepted in Canada)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)
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                                                              Fiscal quarter ended
                                                            ------------------------
                                                             Aug 3,          Jul 28,
                                                              1997            1996
                                                            --------        --------
BASIC EARNINGS PER SHARE

    Net earnings                                            $ 64,354        $ 60,801
                                                            ========        ========
    Common Shares outstanding
       at the beginning of the period                        171,859         168,676

    Weighted average number of Common Shares
       issued during the period                                1,105             552
                                                            --------        --------
    Weighted average number of Common Shares
       outstanding during the period                         172,964         169,228
                                                            ========        ========

    Basic earnings per share                                $   0.37        $   0.36
                                                            ========        ========

FULLY DILUTED EARNINGS PER SHARE

    Earnings before imputed earnings                        $ 64,354        $ 60,801

    After tax imputed earnings from the investment
       of funds received through dilution                      3,979           2,883
                                                            --------        --------

    Adjusted net earnings                                   $ 68,333        $ 63,684
                                                            ========        ========
    Weighted average number of Common Shares
       outstanding during the period                         172,964         169,228

    Weighted average common share
       equivalents based on conversion of
       outstanding stock options                              16,118          12,482
                                                            --------        --------
    Weighted average number of Common
       Shares and equivalents outstanding
       during the period                                     189,082         181,710
                                                            ========        ========

    Fully diluted earnings per share                        $  0 .36        $   0.35
                                                            ========        ========
EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

    Daily average exchange rate of a Canadian
       dollar for U.S. dollars as reported by the
       Federal Reserve Bank of New York                     $ 0.7242        $ 0.7309

    Basic earnings per share, in U.S. dollars               $   0.27        $   0.26
                                                            ========        ========

    Fully diluted earnings per share, in U.S. dollars       $   0.26        $   0.26
                                                            ========        ========
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